Exhibit 5.1

[ORACLE LETTERHEAD]

September 23, 2011

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about September [23], 2011, in connection with the registration under the Securities Act of 1933, as amended, of 484,453 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), of which 124,222 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of June 21, 2011 (the “FatWire Merger Agreement”), by and among OC Acquisition LLC, FatWire Corporation (“FatWire”) and certain other parties thereto and 360,231 are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of July 28, 2011 (together with the FatWire Merger Agreement, the “Merger Agreements”) by and among OC Acquisition LLC, InQuira, Inc. (“InQuira”) and certain other parties thereto. Pursuant to the Merger Agreements, the Company assumed outstanding equity awards of FatWire under the FatWire Corporation 2007 Stock Option Plan, as amended, and the FatWire Corporation Second Amended 1999 Stock Option Plan, as amended (together, the “FatWire Plans”) and outstanding equity awards of InQuira under the InQuira, Inc. Amended and Restated 2002 Stock Plan and the InQuira, Inc. Amended and Restated 2002 Stock Plan for Officers and Directors (each, together with the FatWire Plans, a “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.

Sincerely,

/s/ BRIAN HIGGINS

Brian Higgins
Vice President, Associate General Counsel and Assistant Secretary